CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Fund Series Trust of our report dated April 22, 2026, relating to the financial statements and financial highlights of Columbia Large Cap Growth Opportunity Fund, which appears in Columbia Fund Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Other Service Providers” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

July 17, 2026